Exhibit 21.1

SUBSIDIARIES OF

HESS MIDSTREAM PARTNERS LP

Subsidiary	Jurisdiction of Organization
Hess TGP GP LLC	Delaware
Hess TGP Operations LP	Delaware
Hess TGP Holdings LLC	Delaware
Hess Tioga Gas Plant LLC	Delaware
Hess North Dakota Export Logistics GP LLC	Delaware
Hess North Dakota Export Logistics Operations LP	Delaware
Hess North Dakota Export Logistics Holdings LLC	Delaware
Hess North Dakota Export Logistics LLC	Delaware
Hess Tank Cars Holdings II LLC	Delaware
Hess Tank Cars II LLC	Delaware
Hess Tank Cars Holdings LLC	Delaware
Hess Tank Cars LLC	Delaware
Hess Mentor Storage Holdings LLC	Delaware
Hess Mentor Storage LLC	Delaware